Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 17, 2021 (the “Effective Date”), by and between CV SCIENCES, INC., a Delaware corporation (the "Company"), and JOERG GRASSER ("Executive").

Recitals

A.The Company and Executive entered into that certain Executive Employment Agreement dated December 26, 2018, as modified per that certain Amendment No. 1 to Executive Employment Agreement dated June 26, 2021. This Agreement supersedes and replaces all such prior agreements in their entirety.

B.    The Company operates two distinct business segments: a specialty pharmaceutical division focused on developing and commercializing novel therapeutics utilizing synthetic Cannabidiol (“CBD”); and, a consumer product division in manufacturing, marketing and selling plant-based CBD product to a range of market sectors.

C.    Executive is the Chief Financial Officer (“CFO”) of the Company, and Executive and the Company desire to set forth the terms and conditions of the Executive's employment by the Company.

Agreement

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Employment and Duties.

1.1    Position. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, as CFO of the Company.

1.2    Duties. Executive agrees to devote his best efforts, and shall have responsibility within the Company to act as CFO and as the senior financial executive of the Company, and includes oversight of all accounting and financial functions of the Company and its two operating segments, including internal and external financial, SEC reporting, and audit matters, accounting management and oversight, equity, cash management and corporate tax matters, as well as budgeting, forecasting and financial analysis, risk management, corporate governance, and process improvement. CFO is expected to provide necessary analysis and other support in various aspects of business development, contractual, investor relations and capital raising activities, and to perform such other duties assigned to him by the Chief Executive Officer of the Company (the "CEO").

1.3    Reporting. Executive shall report to the CEO.

1.4    Place of Employment. Executive shall perform his services hereunder at the Company's San Diego, CA offices.

1.5    Change of Duties. The duties of Executive may reasonably be modified from time to time by the mutual consent of the Company and Executive without resulting in a rescission of this Agreement. The mutual written consent of the Company and Executive shall constitute execution of that modification. Notwithstanding any such change, the employment of Executive shall be construed as continuing under this Agreement as so modified.

1.6    Devotion of Time to Company's Business. During the Term of this Agreement (as such term is defined in Section 1.7 hereof), Executive agrees (i) to devote substantially all of his productive time, ability and attention to the business of the Company during normal working hours, (ii) not to engage in any other business duties or business pursuits whatsoever which conflict with his duties to the Company, (iii) whether directly or indirectly, not to render any services of a commercial or professional nature to any individual, trust, partnership, company, corporation, business, organization, group or other entity (each, a "Person") which conflict with his duties to the Company, whether for compensation or otherwise, without the prior written consent of the CEO, and (iv) whether directly or indirectly, not to acquire, hold or retain more than a one percent (1%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below); provided, however, the expenditure of reasonable amounts of time for other matters and charitable, educational and professional activities or, subject to the foregoing, the making of passive personal investments shall not be deemed a breach of this Agreement or require the prior written consent of the Company if those activities do not materially interfere with the services required of Executive under this Agreement. For purposes of this Agreement, "Affiliates" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

1.7    Term. Unless sooner terminated as provided in Section 4 hereof, the term of this Agreement shall commence on the Effective Date and shall continue through December 26, 2024 (the "Term”). The Company and Executive shall consult on extension of the Term as soon as reasonably practicable in the month of November 2024 but neither the Company nor Executive shall be under any obligation to extend the Term. The Term, together with any extensions or renewal terms shall be referred to in this Agreement as the "Term of this Agreement."

1.8    Observance of Company Rules. Regulations and Policies. Executive shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company may now or hereafter reasonably establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Executive shall promptly provide written notice to the CEO of any such apparent conflict of which Executive becomes aware.

1.9    Intellectual Property. Executive hereby assigns and agrees to assign in the future to the Company all Executive’s right, title and interest in and to any and all such work products and designs (whether or not patentable or registerable under copyright or similar statutes) made or conceived or reduced to practice or learned by Executive, either individually or jointly with others, during Executive’s employment with the Company (“Intellectual Property”).

2.    Compensation.

2.1    Base Salary. During the Term of this Agreement, the Company shall pay to Executive an annual base salary in such amounts as the Compensation Committee of the Board of Directors (the "Compensation Committee") shall recommend to the full Board of Directors (the “Board”) for approval (the "Base Salary"). As determined by the Board by special meeting prior to the end of each calendar year, effective as of January 1 of the following year, the Base Salary for such year shall be set and payable in accordance with the Company's standard payroll procedures in effect at the time of payment. As of the Effective Date and effective for calendar year 2021, Executive’s Base Salary shall be $350,000; provided, that the Company shall pay to Executive a reduced salary of $235,000 and accrue as deferred compensation the difference between the salary actually paid and the Base Salary. The Company shall withhold from any payroll or other amounts payable to Executive pursuant to this Agreement all federal, state, city or other taxes and contributions as are required pursuant to any law or governmental regulation or ruling now applicable or that may be enacted and become applicable in the future.

2.2    Performance Bonuses. In addition to the Base Salary, the Company may in the sole and absolute discretion of the Compensation Committee pay to Executive annual bonuses based on

Executive's performance (“Annual Bonus”). The targeted amount of the Annual Bonus shall be 20% of Employee’s then effective Base Salary. Executive must be employed by the Company in order to receive any Annual Bonus, and the Annual Bonus will not be pro-rated for any partial year of employment.

2.3    Stock Options. The Board may, from time to time and as recommended by the Compensation Committee, grant to Executive incentive stock options or other Stock Awards, as defined in and pursuant to the Company’s 2013 Amended and Restated Equity Incentive Plan.

2.4    Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Executive shall be eligible to participate in such of the Company's equity, compensation and incentive plans as are generally available to any of the management executives of the Company, including without limitation any executive and performance bonus or incentive plans.

2.5    Vacation. Executive shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to a minimum of twenty (20) days annual paid vacation time exclusive of holidays.

2.6    Directors and Officers Liability Insurance. Executive shall be entitled to participation in, and have the benefit of directors’ and officers’ liability insurance providing coverage consistent with standards in the life science industry.

2.7    Other Benefits. Executive shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives.

2.8    Deferred Compensation. The Company has accrued deferred salary for Executive, and such deferred salary shall continue to accrue for the benefit of Executive as set forth in Section 2.1 (“Deferred Compensation”). Upon determination by the Board in its sole discretion, the Company may pay all Deferred Compensation at any time during the Term.

2.9    Withholding. The parties shall comply with all applicable legal withholding requirements in connection with all regular monthly and/or bi-monthly compensation payable to Executive hereunder.

3.    Expense Reimbursement. The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties under this Agreement. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

4.    Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:

4.1    Termination by the Company for Cause. Upon delivery to Executive of a written notice terminating this Agreement for Cause (as such term is defined below), which notice shall be supported by a reasonably detailed statement of the relevant facts and reasons for termination, the Company shall, within thirty (30) days following such termination, pay Executive all salary then due and payable through the date of termination and all unpaid Deferred Compensation. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses. For purposes of this Agreement, "Cause" shall mean:

(a)    Executive shall have committed an act of fraud, embezzlement or theft with respect to the property or business of the Company, in any such event in such a manner as to cause material loss, damage or injury to the Company;

(b)    Executive shall have materially breached this Agreement as determined by the Board and such breach shall have continued for a period of twenty (20) days after receipt of written notice from the Board specifying such breach;

(c)    Executive shall have been grossly negligent in the performance of his duties hereunder, intentionally not performed or mis-performed any of such duties, or refused to abide by or comply with the reasonable and lawful directives of the CEO and/or Board, in each case as reasonably determined by the CEO and/or Board, which action shall have continued for a period of twenty (20) days after receipt of written notice from the CEO and/or Board demanding such action cease or be cured; or

(d)    Executive shall have been found guilty of, or has plead nolo contendere to, the commission of a felony offense or other crime involving moral turpitude.

4.2    Termination by the Company Without Cause. In the event the CEO and/or Board delivers to Executive a written notice terminating Executive's employment under this Agreement for any reason without Cause, and other than in connection with a Change of Control as provided in Section 4.6(b), the Company shall pay to Executive all unpaid Deferred Compensation and continue to pay Executive all salary, benefits, earned bonuses and other compensation that would be due hereunder through the end of the Term of this Agreement had the Company not terminated Executive's employment, but in any event not less than one-year after the date of such termination, with such amounts payable in accordance with the Company’s standard payroll.

4.3    Voluntary Termination by Executive. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for any reason without Good Reason, within thirty (30) days following the effective date of termination, the Company shall pay to Executive all unpaid Deferred Compensation and all salary then due and payable through the date of termination. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses.

4.4    Termination by Executive for Good Reason. Thirty (30) days after delivery by Executive to the Company of a written notice terminating this Agreement for Good Reason (as such term is defined below), and except in the event of a Change of Control as provided in Section 4.6(b), the Company shall pay Executive such amounts in such manner as provided for in Section 4.4 hereof. For purposes of this Agreement, "Good Reason" shall mean:

(a)    The assignment of Executive to any duties inconsistent with, or any adverse change in, Executive's positions, duties, responsibilities, functions or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; provided, however, that a change in Executive's positions, duties, responsibilities, functions or status that Executive shall agree to in writing shall not be an event of Good Reason or give rise to termination under this Section 4.6;

(b)    A reduction by the Company of Executive's Base Salary without his written consent;

(c)    The failure by the Company to continue in effect for Executive any material benefit provided herein or otherwise available to any of the management executives of the Company, including without limitation, any retirement, pension or incentive plans, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any of such plans or deprive Executive of any fringe benefit enjoyed by Executive; or

(d)    Any other material breach by the Company of this Agreement which is not cured within twenty (20) days of delivery of written notice thereof by Executive to the Company.

4.5    Effect of Termination; Executive's Stock Options.

(a)    All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the obligations of the Company under this Section 4 and Executive's obligations under Sections 5 and 6 hereof shall survive such termination in accordance with their respective terms.

(b)    In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect thereto, (i) upon termination of Executive's employment pursuant to Sections 4.1 or 4.3 (termination with Cause or voluntary termination without Good Reason) all Stock Options, other equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, shall not be affected by such termination and any stock options, other equity options, restricted equity grants and similar rights held by Executive not then fully vested shall immediately terminate and revert to the Company, and (ii) upon termination of Executive's employment pursuant to Section 4.2 or Section 4.4 (termination without Cause or voluntary termination with Good Reason), all Stock Options, other equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company shall, remain in full force and effect and shall not be affected by such termination and accelerate to the extent not then fully vested.

4.6    Termination on Change of Control; Change of Control Bonus; Code Section 409A.

(a)    This Agreement shall terminate upon consummation of a Change of Control (as defined below). In such event, the Company shall pay Executive all salary then due and payable through the date of termination and all unpaid Deferred Compensation. Executive shall not be entitled to any severance compensation or any accrued vacation pay or bonuses.

(b)    Upon a Change of Control (as defined below), the Company shall pay, or shall cause to be paid, to Executive a lump sum cash payment equal to two (2) times $350,000, which represents the Base Salary in effect for Executive in 2021 (the “Sale Bonus”). “Change of Control” shall mean (i) the acquisition of equity interests of the Company by any one person, or more than one person acting as a group, whether through merger, consolidation, restructuring or otherwise, if upon such acquisition, such person or group acquires ownership interests or equity interests of the Company that, together with equity interests already held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the ownership interests or equity interests of the Company, or (ii) the sale of all or substantially all of the assets of the Company (so long as such transaction constitutes a “change in control event” as defined in Treas. Reg. 1.409A-3(i)(5)). Notwithstanding the foregoing, (i) a restructuring, merger, or transfer of assets within the Company and its affiliated companies, and (ii) a change in ownership of ownership interests or equity interests of the Company between only the existing holders of ownership interests or equity interests of the Company in circumstances where the Company remains controlled only by the existing holders of ownership or equity interests of the Company is not intended to be a Change of Control. For the avoidance of doubt, the sale of the Company’s consumer products business shall be deemed a sale of substantially all of the assets for purposes of determining whether a “Change of Control” under this Agreement has occurred. In no event shall Executive be entitled to more than one Sale Bonus. As a matter of clarity, in the event that a Sale Bonus is payable pursuant to this Section 4.6(b), Executive shall not be entitled to any continuation of compensation or other benefits as set forth in Section 4.4 and Section 4.6.

(c)    280G Protection.

(A)    Notwithstanding subsection (b), in the event that Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, by any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the

“Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greater of the following (whichever gives the Executive the highest net after-tax amount, and after taking into account federal, state, local and social security taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity

(B)    For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and Executive.

(C)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(d)    Code Section 409A.

(A)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Code Section 409A (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(B)    If Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(C)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(D)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Deferred Payments to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

4.7    Non-Disparagement. During the Term and at all times thereafter, Executive agrees not to make or solicit or encourage others to make or solicit directly or indirectly any disparaging, derogatory or negative statement or communication, oral or written, about the Company or its business practices, programs, products, services, operations, policies, activities, current or former officers, directors, managerial personnel, or other employees, or its customers to any other person or entity; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process or to the extent made in connection with filing or asserting any claims relating to employment. The Company agrees not to make any disparaging, derogatory or negative statement or communication, oral or written, about Executive; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this Section 4.7 shall prevent any party to this Agreement from exercising its or his authority or enforcing its or his rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under another agreement or applicable law, or limit such rights or remedies in any way.

5.    Restriction on Competition.

5.1    Covenant Not to Compete. During the Term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Executive shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person if such activities would necessarily involve the disclosure or use of any of the Company’s trade secrets, confidential or other proprietary information (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business in the hemp-derived CBD sector (“Similar Business”) within any of the geographic territories in which the Company or any of its Affiliates conducts Similar

Business, (ii) solicit any Similar Business from any Person known by Executive to be a customer of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person during and by reason of Executive's employment with the Company, or (iii) endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.

5.2    No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Executive shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Executive shall not be chargeable with a violation of this Section 5 if the Company subsequently enters the same (or a similar) competitive business or activity. In addition, if Executive has no actual knowledge that his actions violate the terms of this Section 5, Executive shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Executive ceases the prohibited actions.

5.3    Severability. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, such time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

5.4    Fair and Reasonable. Executive has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictive covenants in this Section 5 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Executive intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

6.    Confidential Information.

6.1    Confidential Information. Executive hereby agrees to hold in strict confidence and not to disclose to any third party, other than employees and agents of the Company or persons retained by the Company to represent its interests, any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Executive has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Executive, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, however, that in the case of clause (b) or (c), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

6.2    Return of Company Property. In the event of termination of Executive's employment with the Company for whatever reason or no reason, (a) Executive agrees not to copy, make known,

disclose or use, any of the Confidential Information without the Company's prior written consent, and (b) Executive or Executive's personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Executive by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

7.    Corporate Opportunities.

7.1    Duty to Notify. During the Term of this Agreement, in the event that Executive shall become aware of any business opportunity related to the business of the Company, Executive shall promptly notify the CEO of such opportunity. Executive shall not appropriate for himself or for any other Person other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the CEO fails to take appropriate action within thirty (30) days. Executive's duty to notify the CEO and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee.

7.2    Failure to Notify. In the event that Executive fails to notify the CEO or so appropriates any such opportunity without the express written consent of the CEO, Executive shall be deemed to have violated the provisions of this Section notwithstanding the following:

(a)    The capacity in which Executive shall have acquired such opportunity; or

(b)    The probable success in the hands of the Company of such opportunity.

8.    No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other Person. Further, Executive agrees to indemnify and hold harmless the Company and its officers, directors and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy or other agreement between Executive and such third party that was in existence as of the effective date of this Agreement. To the extent that Executive had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Executive and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

9.    Representation. Executive acknowledges that he (a) has reviewed this Agreement in its entirety, (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.

10.    Assignment: Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Executive accepts employment with an Affiliate, unless Executive and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Executive, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

11.    Complete Agreement; Waiver: Amendment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

12.    Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement, with copies to counsel as indicated, or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.

13.    Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5.3 above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

14.    Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or Executive at law or in equity, the Company or Executive shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants. · ·

15.    Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 14 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys' fees and costs in addition to other relief.

16.    Governing Law. This Agreement shall in all respects be construed according to the laws of the State of California, without regard to its conflict of flaws principles.

17.    Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

18.    Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

[Signatures on following page.]

IN WI1NESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CV SCIENCES, INC.

By: /s/ Terri Funk Graham
Name (print): Terri Funk Graham
Its: Chairman, Compensation Committee

Address for Notices:

CV Sciences, Inc. 10070 Barnes Canyon Road Suite 100 San Diego, CA 92121

EXECUTIVE:

JOERG GRASSER

(sign): /s/ Joerg Grasser

Address for Notices:

CV Sciences, Inc.
10070 Barnes Canyon Road Suite 100
San Diego, CA 92121